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                                                                      EXHIBIT 21
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Subsidiaries of Intermedia Communications Inc.
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FiberNet North Carolina, Inc./1//2/

FiberNet Huntsville, Inc./2/

FiberNet St. Louis, Inc./2/

FiberNet Telecommunications Cincinnati, Inc.

Phone One, Inc.

FiberNet USA, Inc.

EMI Telecommunications Inc.

Eastern Message Communications Inc.



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/1/ AT&T Credit Corporation owns warrants to purchase 10% of the outstanding capital stock of FiberNet North Carolina, Inc.

/2/FiberNet North Carolina, Inc., FiberNet Huntsville, Inc. and FiberNet St. Louis, Inc. are wholly-owned subsidiaries of FiberNet, USA, Inc.